Exhibit 99.1

VSB Bancorp, Inc.

Fourth Quarter 2012 Results of Operations

Contact Name:

Ralph M. Branca

President & CEO

(718) 979-1100

Staten Island, N. Y. —January 9, 2013. VSB Bancorp, Inc. (NASDAQ GM: VSBN) reported net income of $177,255 for the fourth quarter of 2012, an increase of $14,587, or 9.0%, from the fourth quarter of 2011. The following unaudited figures were released today. Pre-tax income was $326,770 in the fourth quarter of 2012, compared to $265,668 for the fourth quarter of 2011. Net income for the quarter was $177,255, or basic income of $0.10 per common share, compared to a net income of $162,668, or $0.09 basic income per common share, for the quarter ended December 31, 2011.

The $14,587 increase in net income was due to a decrease in the provision for loan losses of $375,000, partially offset by an increase in non-interest expense of $187,396, a decrease in non-interest income of $66,388, a decrease in net interest income of $60,114, and an increase in the provision for income taxes of $46,515. The decrease in the provision for loan losses was due to a $481,998 reduction in charge-offs when comparing the fourth quarter of 2012 to the fourth quarter of 2011. Overall, our allowance for loan losses increased and reached 2.13% of total loans at December 31, 2012, compared to 1.64% at December 31, 2011.

The $60,114 decrease in net interest income for the fourth quarter of 2012 occurred primarily because our interest income decreased by $77,449, while our cost of funds decreased by $17,335. The decline in interest income resulted from a $177,548 decrease in income from investment securities, due primarily to a 65 basis point decrease in average yield between the periods. The $88,066 increase in interest income on loans was primarily due to a 40 basis point increase in yield caused by a reduction in average non-performing loans from the fourth quarter of 2011 to the fourth quarter of 2012. Our average non-performing loans decreased $4.2 million, from $10.4 million in the quarter ended December 31, 2011, to $6.2 million in the fourth quarter of 2012. The level of non-performing loans declined from $10.9 million at December 31, 2011 to $6.4 million at December 31, 2012.

Interest income from other interest earning assets (principally overnight investments) increased by $12,033 due principally to an $18.7 million increase in average balance from the fourth quarter of 2011 to the fourth quarter of 2012.

The most significant component of the decrease in interest expense was a $17,641 decrease in interest on time accounts as the average cost declined by 9 basis points due to a continuation of low market interest rates. Average demand deposits, an interest free source of funds for us to invest, increased from $75.9 million, or 35.3% of total deposits in the fourth quarter of 2011, to $84.0 million, or 35.8% of total deposits in the fourth quarter of 2012. Average interest-bearing deposits increased by $11.9 million and average non-interest bearing deposits increased by $8.1 million, resulting in an overall $20.0 million increase in average total deposits from the fourth quarter of 2011 to the fourth quarter of 2012.

The average yield on interest-earning assets declined by 39 basis points, while the average cost of funds declined by 9 basis points, from the fourth quarter of 2011 to the fourth quarter of 2012. The reduction in the yield on assets was principally due to the 65 basis point drop in the yield on investment securities, as new securities were purchased at market rates significantly below the rates we had been earning on securities repaid or matured. This effect was partially offset by the 40 basis point rise in the yield on loans. The decline in the cost of funds was driven principally by a 9 basis point drop both in the cost of time deposits and NOW account deposits, and a 18 basis point drop in the cost of money market deposits, partially offset by a 12 basis point increase in the cost of saving account deposits. Our interest rate margin decreased by 34 basis points from 3.32% to 2.98% when comparing the fourth quarter of 2012 to the same quarter in 2011, while our interest rate spread decreased by 30 basis points from 3.07% to 2.77%. The spread and margin both decreased because of the combined effect of the decline in earnings we were able to obtain on our investments securities, the increased average balance of low yielding other interest-earning assets and the adverse effect of the non-receipt of interest received on non-performing loans. These declines could not be offset by corresponding declines in the cost of deposits because the rates we paid on deposits were already low due to low markets rates so that we could not reduce them as much as the decline in the earnings on investment securities. In addition, we continued to incur interest expense on deposits that funded the non-performing loans that did not earn interest.

Non-interest income decreased by $66,388 to $572,189 in the fourth quarter of 2012, from $638,577 for the same quarter in 2011, principally due to the waiving of service charges on deposits and loan late fees in the aftermath of Hurricane Sandy.

Comparing the fourth quarter of 2012 with the same quarter in 2011, non-interest expense increased by $187,396, totaling $2.1 million for the fourth quarter of 2012. Non-interest expense increased for various business reasons primarily including a $92,858 increase in occupancy expenses due to the one-time remediation costs at a branch damaged in the fourth quarter of 2012 and the retirement of certain fixed assets; and a $59,344 increase in other non-interest expenses due to increased collection costs, ATM fees and other real estate owned costs. We received insurance proceeds of $37,846 in the fourth quarter of 2011, which reduced occupancy expenses in the 2011 quarter. We also had increases of $15,500 in FDIC assessments due mainly to the growth of the deposit base; $13,979 in salary and employee benefit costs due to normal staff raises; and a $12,200 in professional fees because of increased costs and the hiring of a consultant.

For the year ended 2012, pre-tax income decreased to $2,190,314 from $2,628,511 for the year ended 2011, a decline of $438,197, or 16.7%. Net income for the year ended December 31, 2012 was $1,188,200, or basic net income of $0.67 per common share, as compared to a net income of $1,444,451, or basic net income of $0.80 per common share, for the year ended December 31, 2011. The $256,251 reduction in net income for the year ended December 31, 2012 was attributable principally to a $477,705 decrease in net interest income, a $157,387 increase in non-interest expenses and a $43,105 decrease in non-interest income, partially offset by a $240,000 decrease in the provision for loan losses. The increase in non-interest expense of $157,387 was due primarily to a $47,679 increase in professional fees due to higher costs and the hiring of a consultant; a $46,709 increase in occupancy expenses due primarily to 2012 remediation costs at a branch that sustained damage during Hurricane Sandy; a $44,463 increase in legal expenses due to a higher level of collections and a recovery of legal fees in 2011 previously expensed on a settled lawsuit; a $100,838 increase in other non-interest expenses due to OREO costs and increased costs of regulatory filings, loan collection costs and checkbook printing charges; and a $13,250 increase in director fees due to an increase in the number of meetings. These increases were partially offset by an $81,274 decrease in employee salary and benefit costs due to reduced staff, and a $14,278 decrease in computer expenses due to reduced contract expenses. Income tax expense decreased $181,946 due to the $438,197 decrease in pre-tax income.

The net interest margin decreased by 40 basis points from the year ended December 31, 2012 to 3.30% from 3.70% in the same period in 2011. Correspondingly, the spread decreased by 37 basis points from 3.45% to 3.08% between the periods. Average interest earning assets for the year ended December 31, 2012, increased by $14.0 million, or 6.0%, from the same period in 2011. However, the increase in average interest earning assets did not result in a corresponding increase in interest income. We elected to maintain a higher level of lower-yielding short term and overnight investments because of the extreme low yields on interest-earning securities that were available to us for purchase.

Total assets increased to $269.7 million at December 31, 2012, an increase of $27.9 million, or 11.5%, from December 31, 2011. The significant component of this increase was a $29.6 million increase in cash and other liquid assets. Total deposits, including escrow deposits, increased to $240.7 million, an increase of $27.5 million, or 12.9%. We had increases in demand and checking deposits of $9.4 million, $6.1 million in money market accounts, $5.6 million in time deposits, $3.7 million in savings deposits, and $2.8 million in NOW accounts from year end 2011. The Bancorp’s Tier 1 capital ratio was 9.97% at December 31, 2012.

Raffaele (Ralph) M. Branca, VSB Bancorp, Inc.’s President and CEO, stated, “We have been affected by Hurricane Sandy as many other companies and residences on Staten Island. We waived deposit service charges and loan late fees to our customers that sustained damage due to the super storm. We are in the midst of restoring our Dongan Hills branch which was damaged by Sandy and we should reopen in the next few weeks.” Joseph J. LiBassi, VSB Bancorp, Inc.’s Chairman, stated, “We have just paid our twenty-first consecutive dividend to our stockholders in 2012 in anticipation of federal tax changes in 2013. We have increased our deposit base by $27.5 million in 2012 and our book value per share stands at $15.55. Hurricane Sandy has hampered our quarterly earnings and its effects will be felt in 2013 as well. We have reached out to our customer base as we look for ways to assist them in their recovery efforts. This is another example of the highest quality personal service that we provide on Staten Island.”

VSB Bancorp, Inc. is the one-bank holding company for Victory State Bank. Victory State Bank, a Staten Island based commercial bank, which commenced operations on November 17, 1997. The Bank’s initial capitalization of $7.0 million was primarily raised in the Staten Island community. The Bancorp’s total equity has increased to $27.8 million primarily through the retention of earnings. The Bank operates five full service locations in Staten Island: the main office in Great Kills, and branches on Forest Avenue (West Brighton), Hyatt Street (St. George), Hylan Boulevard (Dongan Hills) and on Bay Street (Rosebank). We announced our sixth branch location in Charleston/Tottenville section of Staten Island, subject to regulatory approval.

FORWARD-LOOKING STATEMENTS

This release contains forward-looking statements that are subject to risks and uncertainties. Such risks and uncertainties may include but are not necessarily limited to adverse changes in local, regional or national economic conditions, fluctuations in market interest rates, changes in laws or government regulations, weaknesses of other financial institutions, changes in customer preferences, and changes in competition within our market area. When used in this release or in any other written or oral statements by the Company or its directors, officers or employees, words or phrases such as “will result in,” “management expects that,” “will continue,” “is anticipated,” “estimate,” “projected,” or similar expressions, and other terms used to describe future events, are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (“PSLRA”). Readers should not place undue reliance on the forward-looking statements, which reflect management’s view only as of the date of the statement. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances. This statement is included for the express purpose of protecting the Company under the PSLRA’s safe harbor provisions.

VSB Bancorp, Inc.
Consolidated Statements of Financial Condition
December 31, 2012
(unaudited)

	December 31,	December 31,
	2012	2011

Assets:

Cash and cash equivalents	$77,728,426	$48,107,673
Investment securities, available for sale	106,825,570	108,500,489
Loans receivable	81,971,571	81,910,990
Allowance for loan loss	(1,753,521)	(1,343,020)
Loans receivable, net	80,218,050	80,567,970
Bank premises and equipment, net	2,097,356	2,332,727
Accrued interest receivable	617,833	582,942
Other assets	2,217,136	1,754,654
Total assets	$269,704,371	$241,846,455

Liabilities and stockholders' equity:

Liabilities:
Deposits:
Demand and checking	$81,881,173	$72,507,555
NOW	33,394,785	30,553,003
Money market	33,023,373	26,909,220
Savings	20,871,593	17,178,525
Time	71,452,704	65,894,536
Total Deposits	240,623,628	213,042,839
Escrow deposits	77,578	180,066
Accounts payable and accrued expenses	1,249,194	1,521,290
Total liabilities	241,950,400	214,744,195

Stockholders' equity:
Common stock, ($.0001 par value, 10,000,000 shares authorized 1,989,509 issued, 1,785,309 outstanding at December 31, 2012 and 1,797,809 outstanding at December 31, 2011)	199	199
Additional paid in capital	9,257,167	9,304,789
Retained earnings	19,336,280	18,574,651
Treasury stock, at cost (204,200 shares at December 31, 2012 and 191,700 at December 31, 2011)	(2,068,898)	(1,935,596)
Unearned ESOP shares	(225,438)	(394,516)
Accumulated other comprehensive gain, net of taxes of $1,226,742 and $1,309,447, respectively	1,454,661	1,552,733

Total stockholders' equity	27,753,971	27,102,260

Total liabilities and stockholders' equity	$269,704,371	$241,846,455

VSB Bancorp, Inc.
Consolidated Statements of Operations
December 31, 2012
(unaudited)

	Three months	Three months	Year	Year
	ended	ended	ended	ended
	Dec. 31, 2012	Dec. 31, 2011	Dec. 31, 2012	Dec. 31, 2011
Interest and dividend income:
Loans receivable	$1,413,548	$1,325,482	$5,902,637	$5,683,399
Investment securities	669,812	847,360	2,988,980	3,797,049
Other interest earning assets	36,767	24,734	115,098	66,713
Total interest income	2,120,127	2,197,576	9,006,715	9,547,161

Interest expense:
NOW	16,846	21,524	79,818	96,761
Money market	52,457	55,861	226,515	235,581
Savings	17,625	9,237	53,318	46,719
Time	101,004	118,645	436,374	479,705
Total interest expense	187,932	205,267	796,025	858,766

Net interest income	1,932,195	1,992,309	8,210,690	8,688,395
Provision for loan loss	75,000	450,000	355,000	595,000
Net interest income after provision for loan loss	1,857,195	1,542,309	7,855,690	8,093,395

Non-interest income:
Loan fees	10,469	8,481	42,532	58,144
Service charges on deposits	484,199	530,626	2,110,240	2,122,267
Net rental income	16,405	5,779	59,010	38,292
Other income	61,116	93,691	217,191	253,375
Total non-interest income	572,189	638,577	2,428,973	2,472,078

Non-interest expenses:
Salaries and benefits	959,215	945,236	3,821,060	3,902,334
Occupancy expenses	425,772	332,914	1,521,501	1,474,792
Legal expense	50,706	58,524	259,982	215,519
Professional fees	85,100	72,900	338,980	291,301
Computer expense	70,110	64,652	253,241	267,519
Director fees	62,050	66,175	267,950	254,700
FDIC and NYSBD assessments	57,000	41,500	235,500	235,500
Other expenses	392,661	333,317	1,396,135	1,295,297
Total non-interest expenses	2,102,614	1,915,218	8,094,349	7,936,962

Income before income taxes	326,770	265,668	2,190,314	2,628,511

Provision (benefit) for income taxes:
Current	379,980	207,781	1,438,309	1,610,151
Deferred	(230,465)	(104,781)	(436,195)	(426,091)
Total provision for income taxes	149,515	103,000	1,002,114	1,184,060

Net income	$177,255	$162,668	$1,188,200	$1,444,451

Basic income per common share	$0.10	$0.09	$0.67	$0.80

Diluted net income per share	$0.10	$0.09	$0.67	$0.80

Book value per common share	$15.55	$15.08	$15.55	$15.08